Exhibit 99.2

Clarient, Inc.

2008 Fourth Quarter and Year-End Results Conference Call

March 11, 2009

Operator:                              Good afternoon, ladies and gentlemen.  Thank you so much for standing by and welcome to the Clarient, Inc. 2008 Fourth Quarter and Year-End Results conference call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, you may press the star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  For participants listening via speaker equipment, please note it may be necessary for you to pick up your handset prior to making your selection.  And as a reminder, the conference is being recorded today on Wednesday, the 11th of March, 2009.

I will now turn the conference over to Mr. Matt Clawson with Allen & Caron.  Please go ahead.

Matt Clawson:                      Thanks a lot, Michael, and thank you, everyone, for participating in today’s call.  A few moments ago, Clarient distributed a news release summarizing financial results for the quarter and year ended December 31st, 2008.  If you have not received this news release, or if you want to be added to the Company’s distribution list, please contact Nathan Abler at our California office at 949-474-4300 or visit www.clarientinc.com.

I’ve been asked to remind you that today’s presentation includes forward-looking statements within the meaning of federal securities laws.  These statements involve material risks and uncertainties that could cause actual results or events to be materially different from those anticipated.  For a list and description of those risks and uncertainties, please see Clarient’s filings with the Securities and Exchange Commission.  Clarient does not assume any obligation to update or revise any financial projections or forward-looking statements made today.  Furthermore, this conference call contains time sensitive information and is accurate only as of this call today, March 11th.

Now I’d like to turn the call over to Ron Andrews, Vice Chairmen and Chief Executive Officer of Clarient.  Good afternoon, Ronnie.

Ron Andrews:                      Hey, thank you, Matt.  Good afternoon, everyone.  Thanks for joining us for today’s conference call on Clarient’s fourth quarter and full year 2008 preliminary financial results.  Joining me today are President and Chief Operating Officer, Mike Pellini, and Chief Financial Officer, Ray Land.  You will hear from Mike and Ray shortly.

Last month, we issued a letter to shareholders in which we characterized Clarient’s 2008 milestones and performance as the end of the beginning of our transformation.  Five years ago, Clarient was a medical device provider with a single application.  Today, we are emerging as a leader in the assessment and characterization of cancer, with a full menu of advanced cancer diagnostic and prognostic tests.  We are becoming stronger financially, better positioned within a competitive sector and staffed with more talented people than ever before.

In 2008, we continued to broaden and deepen our menu of tests, which are used by pathologists, oncologists and the pharmaceutical industry throughout the United States.  Recent studies indicate that the market for cancer diagnostic testing is expected to grow by over $1 billion by 2012.  In response to growing demand from healthcare providers in the biopharmaceutical industry, Clarient has added cancer markers for tumors of the colon, prostate, breast and lung in 2008.  Our deep menu of cancer diagnostic and prognostic tests help simplify treatment decisions for physicians and for their patients.  Our continued success at gaining new customers, combined with our development of higher value services and tests, are powering robust top line growth and driving Clarient towards sustained profitability.

Revenue increased 72% in 2008 to 73.7 million.  In the fourth quarter, revenue was up 78% to 21.9 million.  The Company has now posted 18 consecutive quarters of sequential revenue increases.  Our customer base now exceeds 900 pathology practices, with the addition of 224 clients in 2008.  Our client retention rate is more than 98%, significantly better than the industry average.  As a result of this momentum and new economies of scale, for the first time, Clarient reported positive adjusted EBITDA for the 12 months ended December 31st, 2008.

Clarient’s performance in 2008 demonstrates significant commercial velocity.  Nevertheless, we’re merely at the end of the beginning of our work to help to beat cancer and to deliver enhanced value to patients, customers, employees and to shareholders.  Our goal for 2009 is to increase revenue by 26 to 33% from 2008 results to a range of 93 to $98 million.

We are making progress on numerous fronts in early 2009.  We’re gearing up for the full market launch of the Clarient Insight Dx Breast Cancer Profile, and we intend to increase our sales force, especially in underserved territories.  By mid-year, we expect to have 40 sales representatives in this field, nearly double our 2008 total.  Moreover, we will continue the important work with our partners to identify and commercialize additional novel cancer diagnostic tests that will help better stratify the disease and further clarify therapeutic decisions.  Despite unprecedented and ongoing economic upheaval, the market for cancer diagnostic technology and services is growing and will continue to grow as the population ages and as more target therapeutics emerge from the current clinical pipeline.

Clarient is working to be more profitable and a more meaningful competitor in this exciting market.  Our products are valuable; our people are talented; our strategies are sustainable.  We may have reached the end of Clarient’s transformation, yet our journey toward more growth, increased market penetration and sustainable profitability is just beginning.

Now I’ll turn the call over to Mike, who will review the key operating metrics for the quarter and for the year.  Mike?

Michael Pellini:                   Thanks, Ronnie.  Clarient’s operations continue to deliver measurable progress, and we remain focused on the over-arching goal of supporting the Company’s commercial or profitable growth and delivering the highest level of patient care.  In the fourth quarter and in 2008, we handled more cases, more efficiently, with fewer errors and did it all while retaining customers at levels well above industry averages.  So here’s our operations report card for two key areas for the fourth quarter of 2008.

First, I will comment on our ongoing objectives to retain and expand our customer base and to increase revenue from those customers.  Our target was to retain more than 95% of our current customers.  As you heard Ronnie comment in his introductory statement, in Q4 2008, we retained more than 98% of our customers.  A second target was to acquire at least 25 new customers in the quarter.  In Q4 we signed up 54 new customers, 10 of whom are A-list clients, each with the potential to generate more than $500,000 in annual revenue.  Lastly, a third target was to continue to expand same-store sales.  We logged strong double digit increases and, in some categories, triple digit percentage gains in volumes for six high margin tests on a year-over-year basis.

The second set of objectives relates to operational efficiency in our lab, with a goal of profitably supporting the growth delivered by Clarient’s commercial team.  We can measure our progress here in several ways, which we have addressed in previous calls.  Clarient continues to rank among industry leaders in revenue per FTE, a key metric for laboratory efficiency.  Our revenue per FTE increased 3% in Q4 2008 from Q3 and was up 39% from Q4 2007.  Fourth quarter (inaudible) or cases per FTE per month increased 11% from Q4 2007.  At 181 cases per FTE, this level was unchanged from Q3 2008 levels.  Next, the number of slides stained per FTE per month normalized in 2008 at levels approximately 20% above 2007 levels.  Importantly, as our volumes continue to expand, corrective actions per requisition remain well below the industry average, at significantly less than 1%.

The reasons for our continued efficiency improvements have not changed from previous quarters.  We are gaining greater economies of scale, and we had a well-trained lab staff that is committed to implementing improved processes and procedures, with the ultimate aim of providing a very high standard of patient care.  As I stated last quarter, we do not anticipate significant improvements in efficiency in the next few quarters but longer term continued improvements are expected.  There are two drivers behind this outlook.

The first is a new enterprise resource planning system, or ERP, which is being implemented for improved inventory control, purchasing efficiency and control and financial reporting.  We remain on track to launch this system in 2009.  The other factor is a new laboratory information system, or LIS, which will be in place during the next 12 to 18 months.  Both of these systems will enable the automation of some of the manual processes related to inventory management and specimen handling in the laboratory.

Now let’s turn to test and case volumes.  In Q4 2008, we handled more than 29,800 patient cases, up 39% from the same period in 2007 and up 5% from Q3 2008.  This performance is especially impressive in light of the typical seasonal decline in volume the industry often sees when major domestic holidays occur in the middle of the week, as they did in November and December of 2008.  Total testing volume increased 37% in the quarter compared to the fourth quarter of 2007 and .5% over Q3 2008.  By type, the year-over-year testing volume growth in Q4 was as follows:  leukemia/lymphoma testing volume was up 45%; breast, prognostic and solid tumor testing volumes increased 22%; molecular testing increased nearly 300%.  This dramatic ramp up in the molecular area was fueled by the timely introduction of KRAS and BRAF testing into the pipeline and their rapid commercialization by the sales team.  The introduction of additional molecular markers also contributed to this increase.

In facilities, we are wrapping up the build-out of nearly 13,000 square feet of floor space in our Aliso Viejo headquarters.  The new space will house IT, billing and client services and will allow for continued expansion of our lab, without any meaningful disruption to our workflow.  We believe Clarient is well positioned to support additional profitable growth in the near future, and as we have stated in previous quarters, we continue to evaluate options for an East Coast facility.

In summary, the fourth quarter of 2008 was another busy quarter for the operations team.  We expertly handled the current case load, while also making enhancements to our infrastructure and operations to drive the next phase of Clarient’s growth.  Our employees are committed to continuing the momentum of 2008 and to delivering great results to our clients, patients and shareholders in 2009 and beyond.

Now here’s Ray Land to discuss Clarient’s financial highlights.

Raymond Land:                   Thanks, Mike.  Earlier today, we announced our preliminary financial results for the quarter and year.  As Ronnie mentioned, we reported a 78% increase in revenue for the fourth quarter and about a 72% increase for the year.  All of our growth is organic and reflects the success of our strategy in becoming a leader in the advanced molecular diagnostic space.

At December 31st, 2008, the Company’s cash balance was 1.8 million compared to 1.5 million at December 31st, 2007.  Available cash on hand, plus additional availability from our credit facilities, totaled approximately 9.5 million at December 31st, 2008, versus 5.5 million at December 31st, 2007.  In addition, in February 2009 we were able to increase and extend our three financing facilities, Comerica, Gemino and Safeguard.  This will provide us access to liquidity sources to fund our growth for the coming year.  We believe our ability to extend these credit facilities from 41 million to 50 million in these turbulent credit markets validates the growing financial strength of Clarient and the belief that our creditors have in our ability to repay these loans.  As our risk profile strengthens, we expect that we will gain access to lower cost financing alternatives.  We also believe that the staging of the warrants and the Safeguard facility allows us sufficient time to replace that credit line with an alternative that will be less costly.

We also announced the completion of an initiative to improve the transparency of our income statements.  During the fourth quarter of 2008, we benchmarked our income statement format against key laboratory services competitors and determined that we had previously categorized certain expenses within our income statement differently than some our key competitors.  Although accounting guidelines require us to report this as a classification error, the adjusted reclassified amounts had no impact on our reported earnings in our previously filed financial statements.  We made the necessary changes in prior periods to conform to our current corrected presentation.  In addition, we now break out sales and marketing, general and admin, bad debt, and research and development expenses rather than reporting them as a single line item.  With these changes, we hope the readers will be able to track period-to-period changes in our line items more easily.

Our total days sales outstanding, calculated on a three-month rolling average revenue basis, deteriorated from 80 to 87 days during the fourth quarter for a number of reasons.  The DSO related to our new billing system also increased from 69 to 86 days.  One reason is that our Medicare DSO deteriorated during the quarter.  A major influence on our Medicare DSO increased spends from Medicare’s change of administrative contractors from NHIC to Palmetto on September 2nd, 2008.  In the states served by the new contractor, which includes California, thousands of medical practices and other providers like Clarient were plagued by the new contractor’s inability to process Medicare claims on a timely basis in the fourth quarter of 2008.

Published reports in trade magazines and also the Los Angeles Times, indicated that Medicare had to work with Palmetto to beef up their customer service and other payment processes.  Under our prior contractor, our Medicare DSO was down to less than 30 days.  In addition to Palmetto’s payment processing delays, Palmetto denied about 2 million in flow cytometry and genetic testing claims that had been approved by the prior contractor.  It took until February 5th, 2009, for the new contractor to correct its position and to authorize the payment of these claims.  We have been working closely with Palmetto during the first few months of 2009, and we believe that they are addressing our concerns.

Our fourth quarter DSO also suffered from some internal bottlenecks that we suffer from in our (inaudible), and we are in the process of resolving those internal bottlenecks.  Although we have had a number of challenges in 2008 as a result of the start-up of our new in-house billing system, the change in Medicare administrators and the termination of our relationship with our long-term third party billing provider, we strongly believe that our solutions to address these changes will ultimately result in improved timeliness of our billing and collection efforts, improved DSO, reduced bad debt expense as a percent of revenue and substantial cost savings.

Now before we open the phones for questions, Ronnie has an update on Clarient Insight Dx progress.  Ronnie?

Ron Andrews:                      Thanks, Ray.  We’re making solid strides with our Insight Dx program.  In December, we had a very successful presence at the San Antonio Breast Conference.  Our partner, Prediction Sciences, published the first abstract on our new marker set comprising the Clarient Insight Dx Profile.  We have spent the last two months optimizing the antibody clones for the protein markers in our profile and establishing the reproducibility from lot-to-lot and run- to-run as we prepare for launch.  We’ve also been working on the final reporting process and the IT handoffs required to put the results online through our industry leading pathology web portal, PATHSiTE.

Here’s some highlights of the Clarient Insight Dx Breast Profile:  The initial release of the Clarient Insight Dx Breast Profile will be with seven well-established molecular markers, six protein and one oncogene, plus three clinical pathology staging features.  The algorithm that combines the 10 factors into an actionable risk score has been clinically validated in Clarient’s lab using a set of breast cancer patients from The Royal Perth Hospital in Australia.  Combined with the previous developmental study, the profile has now been assessed in more than 600 total patients.  The current lab developed test was validated using 166 patients with the criteria selected to provide us the most accurate predicted values, and included women who received adjuvant hormone therapy with and without chemotherapy.  The performance of our LDT was similar to previous developed studies performed by the licensor of our test, Prediction Sciences.  The profile identified high and low risk groups, effectively, and the results of the validation study indicate that the Clarient Insight Dx test will have a solid negative predicted value of greater than 95%.

In our study, we compared the adjuvant online, a tool commonly used by oncologists today to assess risk, and we were able to accurately identify approximately 50% more low at-risk women who could have been spared the horrible side effects of chemotherapy.  In a subset of women treated with hormone therapy only, we still maintained our negative… or our 95% negative predicted value.  We are now on track for a full market launch of Clarient Insight Dx Profile by the end of March.

Some additional important attributes of our new test are:  The markers used in our profile are scored predominately at the functional protein level, as opposed to intermediate levels, such as RNA transcripts, which typically cannot account for posttranscriptional processing.  Bottom line, the focus of our tests is to provide pathologists with a clearer understanding of how the cell is functioning.  The new test will use WellCare (inaudible) lab techniques conducted on paraffin-embedded tissue, which means no special tissue preservation or shipping is required, making transportation consistent with all the other Clarient tests.  Standard clinical pathology risk factors, like tumor grade, size and node status, are incorporated directly into the algorithm to eliminate confusion on how to interpret potentially overlapping prognostic information.  The Insight Dx Profile provides valuable adjuvant treatment guidance to many risk groups, all ages, tumor sides, grades, et cetera.  Finally, in our validation studies, the test outperformed the best clinical practice treatment guidelines.

As we have consistently stated, gaining market traction for our new tests will depend on two initiatives.  First, we’re working to publish papers highlighting the strong supporting data regarding our new profile.  We’ve also recently obtained another patient cohort from the NCI, which has over 500 samples with 10 years of outcome data.  The next phase of our clinical study strategy will allow us to compare our tests to other competitive markers and establish our profile under design control and QSR, as we prepare for potential regulatory changes.

Next, we must educate our pathology clients on the utility of the tests as they incorporate the risk recurrence information into their tumor board work-ups.  Our market approach is to focus on our current pathology network that currently sends Clarient over 140 tumor blocks each day for primary and secondary diagnostic and prognostic work-ups.  With our PATHSiTE reporting tool, current clients can easily order the risk recurrence score for a specific patient with the click of a mouse.  Within 48 hours, pathologists and oncologists can have in their hands important information to assess whether chemotherapy is necessary.  We’re very excited to have such a solid test as the first in our pipeline of the Clarient Insight Dx program.

Also, in January, we announced the launch of the prostate gene profile as a molecular confirmatory of grade 3 and 4 prostate cancers.  We’re now actively in what I call the missionary marketing phase of the test and eagerly await key papers to be published to assist our marketing efforts.  We also announced the transition of the test from an exclusive arrangement to a non-exclusive.  Given the significant challenge of educating the urology and pathology community regarding the utility of these genes, and to encourage further data collection, we felt it best to expand the number of labs using the gene profile and thus accelerating the gene profile towards standard of care without the lengthy, expensive investment required if we were to go at it on our own.  We did, however, maintain the exclusive rights to the prognostic utility and will continue to work on this opportunity.

Suffice it to say that recent market conditions have left many small biotech companies with solid cancer markers and no money to develop a commercial team.  Clarient’s decision to focus on building a solid commercial channel for high value cancer diagnostic content could not be timelier than in the current market environment.  Our opportunities to partner with companies to launch new, exciting molecular cancer tests are increasing rapidly, and I look forward to discussing future additions to our Insight Dx program in upcoming calls.

Now let’s open the call up for questions.

Operator:                              All right, thank you.  And, ladies and gentlemen, at this time, we will begin our question and answer session.  As a reminder, if you do have a question at this time, please press the star, followed by the one on your touchtone phone.  Once you make that choice, if you decide you’d like to withdraw your question, pressing the star, followed by the two will remove your line from the queue.  Also, if you are using speaker equipment today, please note you’ll need to lift up your handset prior to making that selection.

Our first question will be from the line of Scott Gleason with Stephens.  Please go ahead.

Scott Gleason:                      Ronnie and Ray, congratulations on a very strong end to the year here and thanks for taking my questions.

Ron Andrews:                      Hey, thanks, Scott.

Scott Gleason:                      I guess, Ronnie, first, can you talk a little bit about…  Looking at your annual guidance that you guys reiterated, what have you guys kind of put in that guidance with… in concert to the proprietary assays with the Insight Dx breast cancer assay and the Insight Dx prostate cancer assay?

Ron Andrews:                      Yes, Scott, great question.  As you know, we’ve been pretty consistent in stating that this year is going to be our missionary marketing year for both the prostate and for the breast cancer product.  So we have very little revenue baked in to that revenue guidance that we’ve given the market to date for the new proprietary markers, and we obviously look to those markers as potential upside to those numbers.  But, certainly, until we get some major papers published on the breast test and the prostate test, we’ll continue the hand-to-hand combat that’s going to be necessary to get these tests launched, and I’m… got a lot of confidence in our sales team.  But, clearly, the real upside in these new markers is going to be… once these papers are published and we have some peer review journals out there with the data supporting the claims that we’re making for the tests.

Scott Gleason:                      Great.  So you guys are taking a pretty conservative approach?

Ron Andrews:                      We are, absolutely.

Scott Gleason:                      And then second, Ronnie, if you look at revenue per case in the quarter, it looks like it was up pretty substantially on a sequential basis.  Is that mainly product mix or can you talk a little bit about that?

Ron Andrews:                      Yes, I can.  Actually, Scott’s referring to the fact that our revenue per case increased from $680 in Q3 to $734 a case in Q4, which is an 8% increase, and clearly that is due to a product mix.  We certainly saw a nice ramp of our molecular business in Q4, actually have… Mike Pellini has some actual figures and some more granularity to that that I’ll let him share in a second, but we saw a significant increase in the molecular business, specifically in KRAS and BRAF, with a 77% quarter-over-quarter growth in those markers and, clearly, that gave us a significant revenue, a buffer for the… what is typically a soft quarter.

Mike, would you like to comment a little bit on some of the other growth areas?

Michael Pellini:                   Sure, Ronnie, I will.  As you said, we did see a significant improvement in the molecular testing volume for Q4; specifically, we saw about a 52% increase in our molecular testing, which includes both PCR and FISH testing from Q3 2008.  In addition, we saw just under a 300% increase in our molecular testing between Q4 ‘08 and Q4 2007.

Scott Gleason:                      Great.  And then, I guess, Ronnie, on that same note, can you talk about on a dollar basis what your current run rate is for KRAS and BRAF?

Ron Andrews:                      I can.  We…  Right now, we are averaging…  We are right on a…  And, Mike, I may let you back me up on this because I’ve been out of the office for the last week, but coming out of last week, we were averaging… we were somewhere on a $6.5 million run rate, but we are continuing to see KRAS grow.  I think most of you that we have chatted with understand that we were expecting KRAS to grow quickly out of the gate but then flatten, and fortunately for us, we have not yet seen that growth rate flatten as of today.

So, Mike, any comments on that as well?

Michael Pellini:                   I agree, Ronnie.  I think we’re plus or minus 5% of the number that you just mentioned, so we continue to see great volumes with KRAS.  BRAF is already starting to tick up a little bit as well.

Scott Gleason:                      Great.  Thanks for taking my questions, guys.

Ron Andrews:                      Yes, thanks.

Operator:                              All right, thank you.  Our next question’s from the line of Debjit Chattopadhyay.  Please go ahead.  With Boenning and Scattergood.

Debjit Chattopadhyay:       Hey, good afternoon, gentlemen, and thank you for taking the question.  I guess congratulations is in the order here.  The bad debt, how do I understand this bad debt?  It…  Was that a reflection of what happened with Palmetto?  Or this was…  (Unintelligible).  Can you walk us through the bad debt and how…

Raymond Land:                   Yes, so let me walk you through it.  So for the quarter, we had a total of 4.4 million in bad debt expense; 1.4 million of that was related to the remainder of the GGB receivables.  So we have very little left in the GGB receivables so that issue is behind us.  In Xyphen (sp?), we have a reserve of $3 million on revenues of 21.9, so that’s a 14% of revenue rate.  Now why is that so high?  We have a very conservative bad debt methodology, which is based upon the history of the Company and the history of our cash collections on a gross basis.  So we…  To be consistent, we need to continue with that methodology, even though it’s very conservative, and as we move forward, we expect to develop specific payer yield curves so that we can be more precise in the yields by payer.  And in order to get there, Debjit, we need to have… get at least a years’ history, if not more, underneath us.

So we’re driving toward that, and we also expect to significantly improve our performance of collection under Xyphen.  We did…  Of course, Palmetto was a significant problem for the quarter; we think that we have resolved those issues.  We have a line, a direct line into Palmetto; we have met face-to-face with Mike Barlow, who is the transition Vice President.  So we think that issue is getting behind us.  We had some internal issues with processing of Xyphen, some internal issues with the interface between us and Xyphen.  Those problems are resolved so it’s… a lot of this has to do with just the start-up of a new in-house billing system.

Ron Andrews:                      And I’d like to add if I can, I think the important thing to note, Debjit — and I know that we’ve spoken about this at least at the end of third quarter — as we took over those receivables from our previous outside billing agent, our goal was to put some critical mass around that and really go after those receivables, and that same critical mass that we used to go after the GGB receivables in November, December and January, we were able to get that data sorted and go after it.  Now we’ve turned that same resource team on to our own receivables that are coming out of Xyphen, and so as Ray said, I think we have expectations that we will clearly become more assertive in this area now that we control it, and we are being fairly conservative, but we do expect to see at least more granularity and clarity around this as we go through the next two to three months.

Debjit Chattopadhyay:        So in terms of…  For 2009, should we model the bad debt as about 14, 15% of revenue?  Or do you think it’s going to decline as we go towards the end of the year?

Raymond Land:                    I think by the end of the year, we’ll get…  The fourth quarter will get to the 9%.  So I would be a little higher in the beginning of the year, and then as we move down to get this more efficient and get our… all of the issues with Palmetto out of the way, we’ll get down to our target of 9%.

Debjit Chattopadhyay:       And in terms of profitability expectations for 2009, at what point do you think we can, you know, (unintelligible) company, you could restructure the warrants and have that about 2.4 million flowing into your bottom line?

Ron Andrews:                      It’s a great question, Debjit, and I think, at this point, I’ll reserve comment other than to say this:  that, as you know, we have been working endlessly on these opportunities.  The current credit markets have not necessarily been anyone’s friend; however, thanks to Clarient’s strong revenue growth and strong performance, we have continued to have significant interest from some very solid funds.  We will continue to pursue those.  And, as Ray said in his prepared comments, we have structured this extension from Safeguard and our other creditors to allow us some run rate to be able to get something accomplished in the next few months.  And so, hopefully, again, as things work out in the marketplace and as we continue to grow and have a solid, you know, quarter ahead of us, then certainly we should be able to look to that as an outcome.

Debjit Chattopadhyay:        And expansion into East Coast center bring about 40% of your volume is now driven through the East Coast facilities?  I mean, do you think you could acquire something or merge with somebody out here?

Raymond Land:                    Well, as I would… as I said, as well as, in the third quarter and just to reiterate, I think the important thing to note here is that, you know, Clarient continues to grow and there are some labs on the East Coast that are very… that are also growing that have an interest in what I would call a symmetry and a synergy that would allow both to expand in new geographic territories with different menus.  One of our goals — and I’ve stated this I think pretty consistently — is that today we own the solid tumor block in breast cancer and that has driven a significant franchise expansion in the breast cancer area.  We own the sample in leukemia/lymphoma from our key centers of excellence around the United States, and we’ve been able to expand our menu in that area.  Obviously, owning the tumor block and some key cancers, like colorectal cancer, light prostate cancer, lung cancer, et cetera, is a key strategic opportunity for us.  And so, clearly, we are constantly keeping our eyes open and… at opportunities, and we will, hopefully, you know, as we find something that meets our strategic and our financial goals, we’ll be able to move on something.

Debjit Chattopadhyay:        Hey, Mike, when you were giving the breakdown of the case volumes, leukemia/lymphoma, 45%; breast and solid tumor, 22%, this was a year-over-year comparison, right?

Michael Pellini:                   What I was… referred to both a year…  Yes, that was Q4 over… Q4 ‘08 over Q4 ‘07.

Debjit Chattopadhyay:        Do you have the numbers available for the third quarter handy so… I mean just to build out our models more accurately?

Michael Pellini:                   And I’d be happy to follow-up with you on this.  What I do have is a percentage increase from Q3 to Q4 in each of the areas, but I don’t have the Q3 number in front of me.  So, for example, a solid tumor testing, including breast prognostics, increased by approximately 1% Q4 over Q3; leukemia/lymphoma was roughly flat Q3 to Q4; and then the molecular testing increased by 52%, but I could follow-up afterwards with the exact numbers from Q3.

Debjit Chattopadhyay:        Okay, I would love to follow-up on that.

Michael Pellini:                   Sure.

Debjit Chattopadhyay:        And probably one last question.  The Insight Dx breast cancer test now, it’s about what?  Probably four months behind schedule but you said in about… end of March launch?

Ron Andrews:                      Yes, Debjit, we…  As you and I have chatted and we said in the end of Q3, you know, the challenge that we had was finding the right patient cohorts to make sure that we met our own internal guidelines in terms of the performance of this test.  And so, as we went through Q4, we found a couple of issues that we had with some clones of antibodies for some of the protein markers.  We had to reevaluate some new clones and that new clone evaluation took place in the November/December timeframe; those data were collected and sent off to look at the impact on the algorithm.  That’s all been done now so really, at this point in time, we do have the risk curves; we do have the final survival curves.  So I believe that, at this point, we’re in a very, very solid position to get this test on the market within the next 30 days without a doubt.

Raymond Land:                    Just to clarify one thing on Mike’s response, any additional information that we might disclose to Debjit we would publish on our website, so everyone would have access to that.

Michael Pellini:                   Correct.

Debjit Chattopadhyay:        And one more follow-up question here.  When you think of doubling your sales force to — I guess 40 would be the right number I guess — and they carry about a 3.5 million territory.  So how long does it take a sales… a new sales rep to get to that 3.5 million?

Ron Andrews:                      That’s a great question.  Typically, the way we’ve modeled this — and we’ve obviously gotten pretty good at this through our years as we built the Company — is that a new rep can reach about a $500,000 a year run rate within the first six months.  Typically, at the end of the first year, they’re somewhere around 1 million, 1.5 million, and then by the end of year two, they’ve reached a 3 million to $3.5 million pinnacle.  And so as we plan our territory expansion, that is sort of the run rates that we plan for each of these territories and…  So we’re very excited about the quality of the reps we are able to hire right now.  We’re also very excited about how we’re targeting these new reps into key geographic areas where we know we can have a significant presence just by putting reps there.  So we’re very encouraged by the early returns and… but, obviously, these new sales reps have to get into these territories and they have to work to build the relationship but that’s how we plan it out, Debjit.

Debjit Chattopadhyay:        Well thank you very much for (inaudible) the questions.

Ron Andrews:                      Yes, thank you.

Operator:                              All right, thank you.  Scott Gleason, please go ahead with your follow-up question.

Scott Gleason:                      I’m sorry, Ronnie, you guys already answered my question.  Thank you.

Ron Andrews:                      Thank you, Scott.

Operator:                              All right, thank you.  Just a reminder then, if there’s any additional questions at this time, please press the star, followed by the one now.  Again, if you’re on speaker equipment, you’ll need to lift your handset prior to making that selection.

Joy Mashaal with Senvest, please go ahead.

Joy Mashaal:                        Hi, yes, thanks for taking my call and a great quarter.  Just wanted to ask some follow-ups.  On the bad debt, the 9% you mentioned by the end of the year, is that sort of a long-term goal?  Or is that what you can reach by the end of the year and you hope to go lower?  Can you talk also about the industry standard in that… for that line item?

Ron Andrews:                      Yes, let me start and I’ll let Ray add color commentary.  Obviously, with the transition to our new in-house billing system, we have a long-term goal that’s much, much stronger than the 9%.  But I think to Ray’s point earlier, we have to get a few quarters, probably a year under our belt with experience, given the current environment that we are in today, in order to really have data that would allow us to conclude that we can run in the future at a lower bad debt rate.  I will say this, that it’s been interesting to watch some of our… some of other… the other labs in our industry report earnings, and you see bad debt all over the board and some of that is really affected by how they have classified bad debt through the years, and they obviously have a lot more experience, some of these labs, then we do in terms of just longevity.

But I would say that the average on the industry today is really creeping up, and I think some of that is due to the issues that we have all seen with the Medicare billing in California but also due to the current economic environment.  And we do expect that our patient pays, which are a small percentage of our overall billings but still a portion that we have to watch out for, that as the economy continues to tighten and people’s free cash flow begins to deteriorate, more jobs lost, you know, you are going to see, I believe, a longer period in the patient collection area, and that’s what we have really tried to account for and will continue to try to account for and watch and monitor closely.

But, Ray, any additional comment?

Raymond Land:                    Yes, so it’s important to understand that the fourth quarter was an unstable period for us with regard to accounts receivable because, number one, we’re bringing in the billing in-house at the same time we took over the billing for the third-party biller.  And, number two, Palmetto…  We changed…  Medicare changed administrators to one that began denying claims and their processing time on valid claims was quadruple their predecessor.  And so…  And three, just the fact you’re installing a new system, you need to make sure that you get staffed so we staffed up more during the fourth quarter.  So the fourth quarter is just a very unusual and unstable period to measure the productivity of the Xyphen system.

We need probably through the first quarter and the second quarter, at least through the middle of the year, to get to a stable situation where we can really see how much we can improve the DSO and reduce the bad debt expense.  However, we are realizing the cost savings from bringing it in-house, so there’s no question about that, that we’re seeing a substantial cost savings, and we’ve said over $2 million a year.  But it takes time to bring a billing system in-house and this is going to be a $100 million company so this is no small task.  We think we’re well along the way to getting it efficient and effective and… so give us some time through the second quarter.

Ron Andrews:                      Yes, but I’ll also state that I think… I think Ray said it in his prepared comments, but it is important to note that the total receivables that we reserved in 2008 from the previous billing agent was over 7 million reserved and, obviously, we’re going to continue as we go into ‘09 to try to collect those but that is behind us now.  And so really we’re only dealing with and talking about today the bad debt and the doubtful accounts that would come from new billings out of the new system.  So the good news is the ‘08 year is behind us with the old receivables, and we are looking forward, you know, to really reducing this percent of bad debt going forward.

Joy Mashaal:                        Okay, great.  And then just another question.  Regarding your marketing of the Insight Dx breast test, when you…  I’m assuming you’re applying to market to the pathology labs like you’ve marketed your other tests and…

Ron Andrews:                      Correct.

Joy Mashaal:                        And if you’re against a company that’s marketing to the oncologists, how do you deal with that?  Is there a disconnect there?  How do you plan to address that?

Ron Andrews:                      No, that’s a great question, Joy.  I think most people have heard me say this so I don’t want to be too redundant, but it is important to note that, you know, most people, when they get sick, they don’t pick up their yellow pages and call the oncologists; they call their internists and there’s a process by which they go through to find out they have cancer.  At the center of that process is the pathologist and so today it’s very important for our listeners on this call to note that pathologists, as a discipline, are the only medical professionals that do not need a prescription to order any test they need.  Their job is to get to an understanding, a clear understanding, of that disease and be able to communicate that understanding to an oncologist, urologist, et cetera so that oncologist can then use that data to make the most appropriate therapy choices.  So our job really is to make sure we educate the pathologist that they have an alternative and this alternative does include markers that are well described in their world, that they will understand, and helps them turn around using this risk recurrence curve and go to the tumor board with the information prior to ever meeting… prior to the patient ever really meeting the oncologist.

So the way the process works is that the pathologist gets the tissue from the biopsy, they’ll do the initial identification of it being cancer, they’ll send that to us, we’ll do the initial prognostic work-up — sometimes some secondary work — and, with the click of a mouse, they can order the recurrence score, we’ll add the additional markers, add the math, do the score, push that (unintelligible) and really within 48 hours after receiving the sample, that doc, that pathologist can have everything they need to go to their tumor board as they hand the patient off to the oncologist with the information that helps that oncologist then make the most appropriate decision as to whether that woman needs chemotherapy or not.  And this is clearly just a tool to assist those pathologists in answering that key question that, today, that oncologist has about chemotherapy.

Joy Mashaal:                        Okay.  So would you say then you’re sort of upstream of the (inaudible) health test in the way?

Ron Andrews:                      Yes.

Joy Mashaal:                        Okay.

Ron Andrews:                      Yes, we are upstream and I think, in fairness to that company and that team, they’ve done a fantastic job of bringing out a test with significant clinical data supporting it.  I would also say that that significant clinical data consistently supports an indeterminate rate of greater than 50%, which means 50% of the time or greater, a woman sends their test off to that… to get that test and they get no answer.  And that’s why I think, as you watch our test unfold and you watch the papers published, et cetera, the 95% negative predicted value becomes a very, very important number to fixate on, because that negative predicted value can certainly add incredible information into the hands of the pathologists as they go to work with the oncologists and, again, that would be upstream from the current process for the competing test.

Joy Mashaal:                        Okay, great.  Thanks a lot.

Ron Andrews:                      Thank you, Joy.

Operator:                              All right, thank you.  And, ladies and gentlemen, at this time, we’d like to give participants a final opportunity to ask any additional questions.  Again, please press the star, followed by the one if you have a question at this time.  As a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection.

And there do not appear to be any further audio questions at this time.  Mr. Clawson, please continue with the e-mail questions you’ve received.

Matt Clawson:                      Thank you, Michael.  Yes, I’d like to proceed with a number of e-mail questions that have come in over the last couple of days for management.  A number of the questions have been addressed already so, in the interest of time, I’m just going to hit the ones that were not fully covered so…  The first question is, what is the current outlook for clear regulated lab development tests, and do you think the regulatory environment will be changing drastically over the next year?

Ron Andrews:                      That’s a great question and I think, just for our listeners to note, we do monitor this, you know, daily almost these days through the lobby organizations that we support.  I think that the new administration has actually slowed down the current process that was in place prior to the election, and that we will see, definitely see, some regulatory changes into how we bring these multi-variant (sp?) tests to market.  However, I want to also note that it is important to be aware that Clarient, you know, before, I guess before March of ‘07, Clarient was an instrument company and a lab service company and, at that time, the FDA was the over-arching regulatory body that we had to answer to.  So, clearly, as well as the fact that a number of my executive staff and management team have come from diagnostic companies, so we clearly understand the DRG… I’m sorry, the…  We clearly understand the QSR and the design control process and so our goal is, obviously, to use the future studies for all the Insight Dx tests that fall under design control and QSR so that we can be prepared, if there are regulatory changes, to act quickly and decisively to get these things to the FDA.

Matt Clawson:                      Okay, thanks, Ronnie.  Next question is, there seems to be some confusion surrounding the agreements outstanding on the forging confirmatory assay for prostate cancer.  Can you take a minute and walk us through the status of the confirmatory test for prostate biopsies that you entered into with Health Discover Corp.?

Ron Andrews:                      Yes, good question.  As everyone knows, we entered into that relationship with those genes in the fall of ‘07 and the goal was obviously, from the very beginning, to produce a prognostic test that could have significant impact on patient management.  In the process of the initial validation, we identified that this test also had an opportunity to be launched as a confirmatory test for grade 3 and 4 prostate cancers.  And so, obviously, given the timetable to get a prognostic to market, we decided to go ahead and bring that test to market as a confirmatory.  We did, in that opportunity, also give back the exclusivity to Health Discovery in fairness to them and to us, this… any type of confirmatory-type test is going to require some significant missionary marketing that’s not inexpensive marketing by any shift of the imagination.  So our goal was to given… especially given our success with KRAS and BRAF, we felt like that even given a competitive situation, that Clarient could be very successful and, by creating a non-exclusive environment for the confirmatory component, it really allows us to get other labs involved so that this test will rapidly, as a screening type test, becomes standard of care.  Going forward, obviously, we’ll continue to work on the prognostic test — that was our original intent — and we believe the significant value of this… these genes is really in the prognostics.

We did…  As you know from last fall’s conference calls, we did complete a urine… a short urine trial.  We were able to get a signal from urine.  That capability has now been licensed by Health Discovery to some other labs.  Candidly, that test will be more likely suited as a license to a large diagnostics company that would make a test kit versus a lab like Clarient because sample integrity becomes so critical.  And in order to have a successful urine test that would be done on… or a gene test done on urine, you would need to employ some special collection techniques and we, obviously… from a pathology perspective, we can’t reach through the pathologist into the urology labs effectively to see that happen.  So we opted out of that due to the cost and, obviously, Health Discovery has moved forward on that with some other folks, but we will continue to press forward with the work to get a prognostic completed.  In the meantime, we are actively out doing the missionary marketing for the confirmatory component.

Matt Clawson:                      Great.  And I’ll combine a couple of questions here, sort of…  The question is on KRAS and BRAF and even on the leukemia/lymphoma tests, these high value tests that you’re seeing such dramatic growth in.  The question is, you know, is there…  With the runway in front of you and the market size, do… can we keep this momentum up?  And another way to ask that is, are these tests going to continue to be the growth drivers for ‘09 in your opinion?

Ron Andrews:                      That’s a good question and I think, as a company, we continually look for new opportunities in the molecular space, and we do that by maintaining solid relationships with key pharmaceutical companies where we do small trials or even, you know, an assay development work for them and that keeps us with our finger on the pulse of these.  But, for the most part, for the ‘09 planning, we did plan the current molecular menu that exists today combined with the leukemia/lymphoma growth that we expect to see from expanded sales territories, as well as we expect to see continued menu depth in some of our other solid tumor areas.  And so I think the answer to the question is that the assays that we have promoted and talked most about on these calls are the assays that we are sort of taking to the dance, if you will, for 2009.  However, obviously, we have numerous opportunities before us for new markers that we would be… will be vetting through the next few months.  And then, as ASCO unfolds and new papers are presented on potentially new markers for therapeutic decisions, you know, Clarient will stand poised to execute very rapidly, just like we did with KRAS last summer post-ASCO.  So, again, I do believe that the marker menu we have today will continue to grow and sustain the growth, combined with the new territories that we’re expanding into, and those two things will really fuel the growth for 2009.

Matt Clawson:                      All right, great.  Last question, are there any competitors developing Internet-based capabilities that match Clarient’s PATHSiTE technology?  If so, what type of lead does Clarient have, whether that’s technological, time, patents, et cetera?  What’s protecting you from these competitors, if they are out there?

Ron Andrews:                      Well, that’s a good question.  I think, unfortunately, the web space is an area that there’s so much prior art, it would be very difficult to create a patent portfolio for it.  So our strategy has been to continue to innovate in this area to stay ahead of competition.  We did see competitors at a meeting last fall promote, coming soon, a new path (sp?)… new websites to compete with PATHSiTE.  We…  To my knowledge, none of those have come to market yet.  We clearly stay ahead of the curve with our ability to do virtual microscopy, which is something that we do have a significant edge on given the fact that we inherited a technology company that had some patents and capabilities around virtual microscopy.

Now, clearly, those patents can be worked around and there are companies out there trying to do that as we speak.  But, as of today, Clarient still stands alone as the company that is leading the pathology role to virtual microscopy and allowing interface of a local commission with his work over the Internet and then to select cells of interest that allow us to do further molecular work-ups on cells of interest.  And, as I’ve said consistently, it’s the cells that have cancer that are the most important to do the molecular work-up on to minimize homogenizing healthy cells and, therefore, potentially delivering erroneous results.  And so we will continue to push the limit on our ability there and add new components to that as we go forward to stay ahead of this curve.

Matt Clawson:                      All right, great.  Thanks, Ronnie; I appreciate it.  That concludes the e-mailed questions, so if you’d like to continue with your closing remarks.

Ron Andrews:                      Yes, let me just close.  It’s been a long call so I appreciate everyone’s attention, and certainly, we’re very excited about the 2008 revenue results.  We’re…  As I mentioned, we are eagerly looking forward to 2009 as we put some of the challenges behind us in 2008 in regards to billing and bad debt, et cetera.  I also want to make sure everyone knows that next week we will be presenting at the upcoming Calin Healthcare Conference on Tuesday, March 17th.  The presentation will be webcast live so please check our website for more details.

As well, I’d like to remind you that, in operations, financial performance and strategic direction, we made meaningful progress in 2008 and our employees can really be proud of their accomplishments.  We’re not going to become complacent, though; I think that the main thing we want to reiterate, the goals and objectives of 2009 lay ahead and our patients, customers and shareholders look to all of us here to deliver the continued growth and the value that we hope to create in the marketplace.  So there are challenges ahead as we try to conquer cancer, but we certainly look forward to the progress that we’re going to make this year.  And until our Q1 ‘09 call, we’ll bid you good-bye.  Thank you very much.

Operator:                              All right, thank you.  Ladies and gentlemen, this does conclude the Clarient, Inc. 2008 Fourth Quarter and Year-End Results conference call.  We thank you very much for your participation today.  You may now disconnect.  Have a very pleasant rest (unintelligible).